                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                   SCHEDULE TO

         Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                              CHECKFREE CORPORATION

         (Name of Subject Company (Issuer) and Filing Person (Offeror))

                OPTIONS TO PURCHASE COMMON STOCK, $0.01 PAR VALUE
                         (Title of class of securities)

                                   090181 10 8
                      (CUSIP number of class of securities)

                                 David E. Mangum
              Executive Vice President and Chief Financial Officer

                              CheckFree Corporation
                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
                            Telephone: (678) 375-3000
       (Name,address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                                   COPIES TO:

                             Robert J. Tannous, Esq.
                       Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-1953


                            CALCULATION OF FILING FEE

Transaction Valuation*                          Amount of Filing Fee
----------------------                          --------------------
   $119,441,649                                        $9,663

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,454,809 shares of Common Stock of CheckFree Corporation having an aggregate value of $119,441,649 will be exchanged pursuant to this offer.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:      N/A            Filing Party:  N/A
Form or Registration No.:    N/A            Date Filed:    N/A

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]  third party tender offer subject to Rule 14d-1.
[X]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

ITEM 1. SUMMARY TERM SHEET.

      The information set forth in the Offer to Exchange under the "Summary of Terms" section is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

      (a) Name and Address. The name of the issuer is CheckFree Corporation, a Delaware corporation (the "Company"), and the address of its principal executive office is 4411 East Jones Bridge Road, Norcross, Georgia, 30092 and the telephone number of its principal executive office is (678) 375-3000.

      (b) Securities. This Tender Offer Statement on Schedule TO relates to an offer (the "Offer") by the Company to exchange options with exercise prices equal to or greater than $44.00 per share currently outstanding under the Company's 1983 Incentive Stock Option Plan, 1983 Non-Statutory Stock Option Plan, 1993 Stock Option Plan, Third Amended and Restated 1995 Stock Option Plan, BlueGill Technologies, Inc. 1997 Stock Option Plan, BlueGill Technologies, Inc. 1998 Incentive and Non-Qualified Stock Option Plan, and 2002 Stock Incentive Plan, for shares of the Company's Common Stock, and in certain cases, cash payments, upon the terms and subject to the conditions set forth in the Offer to Exchange. Only employees of CheckFree or one of its subsidiaries on June 17, 2003, who continue to be employees through the Offer termination date of July 17, 2003, or a later date if the Offer period is extended, are eligible to participate in the Offer. In addition, members of our Board of Directors, including officers who are directors, are not eligible to participate in this Offer. The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Eligible Participants; Number of Options; Offer Termination Date"), Section 3 ("Source and Amount of Consideration; Terms of Restricted Common Stock"), and Section 9 ("Interests of Officers and Directors; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

      (c) Trading Market and Price. The information set forth in the Offer to Exchange under Section 8 ("Price Range of Common Stock") is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF THE FILING PERSON.

      (a) Name and Address. The information set forth under Item 2(a) above is incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION.

      (a) Material Terms. The information set forth in the Offer to Exchange under the "Summary of Terms" section, Section 1 ("Eligible Participants; Number of Options; Offer Termination Date"), Section 3 ("Source and Amount of Consideration; Terms of Restricted Common Stock"), Section 4 ("Procedures for Exchanging Eligible Options"), Section 5 ("Change in Election"), Section 6 ("Acceptance of Options for Exchange and Cancellation and Issuance of Consideration"), Section 7 ("Conditions of the Offer"), Section 10 ("Accounting Consequences of the Offer; Status of Options Exchanged in the Offer"), Section 11 ("Legal Matters; Regulatory Approvals"), Section 12 ("Material U.S. Federal Income Taxes"), Section 13 ("Terms of the Offer Specific to Eligible Participants Employed Outside of the United States"), and Section 14 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

      (b) Purchases. The information set forth in the Offer to Exchange under
      Section 9 ("Interests of Officers and Directors; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

      (e) Agreements Involving the Subject Company's Securities. The information set forth in the Offer to Exchange under Section 9 ("Interests of Officers and Directors; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

      (a) Purposes. The information set forth in the Offer to Exchange under
      Section 2 ("Purpose and Structure of the Offer") is incorporated herein by reference.

      (b) Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 6 ("Acceptance of Options for Exchange and Cancellation and Issuance of Consideration") and Section 10 ("Accounting Consequences of the Offer; Status of Options Exchanged in the Offer") is incorporated herein be reference.

      (c) Plans. The information set forth in the Offer to Exchange under
      Section 2 ("Purpose and Structure of the Offer") and Section 9 ("Interests of Officers and Directors; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 7.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      (a) Source of Funds. The information set forth in the Offer to Exchange under Section 1 ("Eligible Participants; Number of Options; Offer Termination Date"), Section 3 ("Source and Amount of Consideration; Terms of Restricted Stock"), Section 10 ("Accounting Consequences of the Offer; Status of Options Exchanged in the Offer") and Section 15 (Fees and Expenses") is incorporated herein by reference.

      (b) Conditions. The information set forth in the Offer to Exchange under
      Section 7 ("Conditions of the Offer") and Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

      (d) Borrowed Funds. Not applicable.

ITEM 8.  INTEREST IN THE SECURITIES OF THE COMPANY.

      (a) Securities Ownership. Not applicable.

      (b) Securities Transactions. The information set forth in the Offer to Exchange under Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options") is incorporated herein by reference.

ITEM 9.  PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

      (a) Not applicable.

ITEM 10.  FINANCIAL STATEMENTS.

      (a) Financial Information. Item 8 ("Financial Statements and Supplementary Data") of CheckFree Corporation's Annual Report on Form 10-K for its fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission on September 27, 2002, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 ("Financial Statements") of CheckFree Corporation's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002, including all material incorporated by reference therein, is incorporated herein by reference.
      Item 1 ("Financial Statements") of CheckFree Corporation's Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2002, filed with the Securities and Exchange Commission on February 12, 2003, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 ("Financial Statements") of CheckFree Corporation's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003, including all material incorporated by reference therein, is incorporated herein by reference. The information set forth in the Offer to Exchange under Section 16 ("Information About CheckFree") and Section 18 ("Additional Information") is incorporated herein by reference.

      (b) Pro Forma Information. Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

      (a) Not applicable

ITEM 12.  EXHIBITS.

Exhibit Number    Description
--------------    -----------
(a)(1)(A)         Offer to Exchange, dated June 17, 2003.
(a)(1)(B)         Form of Letter to Eligible Optionholders.
(a)(1)(C)         Form of Election Form.
(a)(1)(D)         Form of Notice of Change in Election from Accept to Reject, included as Appendix D to the Offer to Exchange filed as
                  Exhibit (a)(1)(A) hereto and incorporated herein by reference.
(a)(1)(E)         Form of Notice of Change in Election from Reject to Accept, included as Appendix D to the Offer to Exchange filed as
                  Exhibit (a)(1)(A) hereto and incorporated herein by reference.
(a)(1)(F)         Form of Electronic Communication to All Associates Regarding
                  the Offer.
(a)(1)(G)         CheckFree Intranet Article Regarding the Offer.
(a)(1)(H)         Form of Receipt of Election Form.
(a)(1)(I)         Form of Electronic Communications to Eligible Optionholders
                  Regarding Reminder of Offer.
(a)(1)(J)         Presentation Materials for Educational Meetings with Eligible
                  Optionholders.
(a)(1)(K)         CheckFree Corporation's Annual Report on Form 10-K for its
                  fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission on September 27, 2002 and
                  incorporated herein by reference.
(a)(1)(L)         CheckFree Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended September 30, 2002, filed with
                  the Securities and Exchange Commission on November 14,
                  2002, and incorporated herein by reference.
(a)(1)(M)         CheckFree Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended December 31, 2002, filed with the
                  Securities and Exchange Commission on February 12, 2003,
                  and incorporated herein by reference.
(a)(1)(N)         CheckFree Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended March 31, 2003, filed with the
                  Securities and Exchange Commission on May 15, 2003, and
                  incorporated herein by reference.
(a)(1)(O)         CheckFree Corporation's Definitive Proxy Statement for the
                  Annual Meeting of Stockholders held on November 6, 2002,
                  filed with the Securities and Exchange Commission on
                  October 3, 2002, and incorporated herein by reference.
(a)(1)(P)         CheckFree Corporation's Current Report on Form 8-K, dated
                  August 13, 2002, filed with the Securities and Exchange
                  Commission on August 14, 2002, and incorporated herein by
                  reference.
(a)(1)(Q)         CheckFree Corporation's Current Report on Form 8-K, dated
                  April 22, 2003, filed with the Securities and Exchange
                  Commission on April 22, 2003, and incorporated herein by
                  reference.
(b)               Not applicable.
(d)(1)            CheckFree Corporation Second Amended and Restated 1983 Incentive
                  Stock Option Plan (Reference is made to Exhibit 4(a) to
                  Post-Effective Amendment No. 1 to Form S-8, as amended
                  (Registration No. 33-98444), filed with the Securities and Exchange
                  Commission on January 9, 1998, and incorporated herein by
                  reference).
(d)(2)            CheckFree Corporation Amended and Restated 1983
                  Non-Statutory Stock Option Plan (Reference is made to
                  Exhibit 4(a) to Post-Effective Amendment No. 1 to Form
                  S-8, as amended (Registration No. 33-98440), filed with
                  the Securities and Exchange Commission on January 9, 1998,
                  and incorporated herein by reference).

Exhibit Number    Description
--------------    -----------
(d)(3)            CheckFree Corporation Amended and Restated 1993 Stock
                  Option Plan (Reference is made to Exhibit 4(a) to
                  Post-Effective Amendment No. 1 to Form S-8, as amended
                  Registration No. 33-98442), filed with the Securities and
                  Exchange Commission on January 9, 1998, and incorporated
                  herein by reference).
(d)(4)            CheckFree Corporation Third Amended and Restated 1995
                  Stock Option Plan (Reference is made to Exhibit 4(d) to
                  the Registration Statement on Form S-8 (Registration No.
                  333-50322), filed with the Securities and Exchange
                  Commission on November 20, 2000, and incorporated herein
                  by reference).
(d)(5)            BlueGill Technologies, Inc. 1997 Stock Option Plan (Reference is
                  made to Exhibit 4(a) to the Registration Statement on Form S-8
                  (Registration No. 333-35812), filed with the Securities and
                  Exchange Commission on April 28, 2000, and incorporated herein by reference).
(d)(6)            BlueGill Technologies, Inc. 1998 Incentive and Non-Qualified Stock
                  Option Plan (Reference is made to Exhibit 4(a) to the Registration
                  Statement on Form S-8 (Registration No. 333-35814), filed with the
                  Securities and Exchange Commission on April 28, 2000, and
                  incorporated herein by reference).
(d)(7)            CheckFree Corporation 2002 Stock Incentive Plan (Reference
                  is made to Appendix B to the Company's Definitive Proxy
                  Statement for the 2002 Annual Meeting of Stockholders held on November 6, 2002, filed with the Securities and
                  Exchange Commission on October 3, 2002, and incorporated
                  herein by reference).
(d)(8)            Form of Restricted Stock Award, included as Appendix C to
                  the Offer to Exchange filed as Exhibit (a)(1)(A) hereto
                  and incorporated herein by reference.
(g)               Not applicable.
(h)               Not applicable.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

      Not applicable.

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                CheckFree Corporation

                                By:  /s/ DAVID E. MANGUM
                                   ---------------------------------------------
                                   David E. Mangum, Executive Vice President and Chief Financial Officer

                                   June 17, 2003

                                   SCHEDULE TO

                                INDEX OF EXHIBITS

Exhibit Number    Description
--------------    -----------
(a)(1)(A)         Offer to Exchange, dated June 17, 2003.
(a)(1)(B)         Form of Letter to Eligible Optionholders.
(a)(1)(C)         Form of Election Form.
(a)(1)(D)         Form of Notice of Change in Election from Accept to Reject, included as Appendix D to the Offer to Exchange filed as
                  Exhibit (a)(1)(A) hereto and incorporated herein by reference.
(a)(1)(E)         Form of Notice of Change in Election from Reject to Accept, included as Appendix D to the Offer to Exchange filed as
                  Exhibit (a)(1)(A) hereto and incorporated herein by reference.
(a)(1)(F)         Form of Electronic Communication to All Associates Regarding
                  the Offer.
(a)(1)(G)         CheckFree Intranet Article Regarding the Offer.
(a)(1)(H)         Form of Receipt of Election Form.
(a)(1)(I)         Form of Electronic Communications to Eligible Optionholders
                  Regarding Reminder of Offer.
(a)(1)(J)         Presentation Materials for Educational Meetings with Eligible
                  Optionholders.
(a)(1)(K)         CheckFree Corporation's Annual Report on Form 10-K for its
                  fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission on September 27, 2002 and
                  incorporated herein by reference.
(a)(1)(L)         CheckFree Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended September 30, 2002, filed with
                  the Securities and Exchange Commission on November 14,
                  2002, and incorporated herein by reference.
(a)(1)(M)         CheckFree Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended December 31, 2002, filed with the
                  Securities and Exchange Commission on February 12, 2003,
                  and incorporated herein by reference.
(a)(1)(N)         CheckFree Corporation's Quarterly Report on Form 10-Q for
                  its fiscal quarter ended March 31, 2003, filed with the
                  Securities and Exchange Commission on May 15, 2003, and
                  incorporated herein by reference.
(a)(1)(O)         CheckFree Corporation's Definitive Proxy Statement for the
                  Annual Meeting of Stockholders held on November 6, 2002,
                  filed with the Securities and Exchange Commission on
                  October 3, 2002, and incorporated herein by reference.
(a)(1)(P)         CheckFree Corporation's Current Report on Form 8-K, dated
                  August 13, 2002, filed with the Securities and Exchange
                  Commission on August 14, 2002, and incorporated herein by
                  reference.
(a)(1)(Q)         CheckFree Corporation's Current Report on Form 8-K, dated
                  April 22, 2003, filed with the Securities and Exchange
                  Commission on April 22, 2003, and incorporated herein by
                  reference.
(b)               Not applicable.
(d)(1)            CheckFree Corporation Second Amended and Restated 1983
                  Incentive Stock Option Plan (Reference is made to Exhibit 4(a)
                  to Post-Effective Amendment No. 1 to Form S-8, as amended
                  (Registration No. 33-98444), filed with the Securities and
                  Exchange Commission on January 9, 1998, and incorporated
                  herein by reference).
(d)(2)            CheckFree Corporation Amended and Restated 1983
                  Non-Statutory Stock Option Plan (Reference is made to
                  Exhibit 4(a) to Post-Effective Amendment No. 1 to Form
                  S-8, as amended (Registration No. 33-98440), filed with
                  the Securities and Exchange Commission on January 9, 1998,
                  and incorporated herein by reference).
(d)(3)            CheckFree Corporation Amended and Restated 1993 Stock
                  Option Plan (Reference is made to Exhibit 4(a) to
                  Post-Effective Amendment No. 1 to Form S-8, as amended
                  Registration No. 33-98442), filed with the Securities and
                  Exchange Commission on January 9, 1998, and incorporated
                  herein by reference).

(d)(4)            CheckFree Corporation Third Amended and Restated 1995
                  Stock Option Plan (Reference is made to Exhibit 4(d) to the Registration Statement on Form S-8 (Registration No.
                  333-50322), filed with the Securities and Exchange
                  Commission on November 20, 2000, and incorporated herein by reference).
(d)(5) BlueGill Technologies, Inc. 1997 Stock Option Plan (Reference is made to Exhibit 4(a) to the Registration Statement on Form
                  S-8 (Registration No. 333-35812), filed with the Securities and Exchange Commission on April 28, 2000, and incorporated herein by reference).
(d)(6)            BlueGill Technologies, Inc. 1998 Incentive and Non-Qualified
                  Stock Option Plan (Reference is made to Exhibit 4(a) to the
                  Registration Statement on Form S-8 (Registration No.
                  333-35814), filed with the Securities and Exchange Commission on April 28, 2000, and incorporated herein by reference).
(d)(7) CheckFree Corporation 2002 Stock Incentive Plan (Reference is made to Appendix B to the Company's Definitive Proxy Statement for the 2002 Annual Meeting of Stockholders held on November
                  6, 2002, filed with the Securities and Exchange Commission on October 3, 2002, and incorporated herein by reference).
(d)(8)            Form of Restricted Stock Award, included as Appendix C to the
                  Offer to Exchange filed as Exhibit (a)(1)(A) hereto and incorporated herein by reference.
(g)               Not applicable.
(h)               Not applicable.